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                                                                     EXHIBIT 2.1

[ASHURST MORRIS CRISP LOGO]

Instrument

Protherics PLC

Constituting L7,200,000 6 per cent. Unsecured Convertible Loan Notes 2010

19 June 2003

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THIS INSTRUMENT is made by way of deed on 19 June 2003

BY:

PROTHERICS PLC (No.02459087) whose registered office is at The Heath Business and Technical Park, Runcorn, Cheshire, WA7 4QF (the "COMPANY").

WHEREAS the Company has, pursuant to its Memorandum and Articles of Association and by resolution of its board of directors passed on 17 June 2003, created and authorised the issue of a maximum nominal amount of L7,200,000 6 per cent Unsecured Convertible Loan Notes 2010 to be constituted as hereinafter provided and subject to, and with the benefit of, the schedules hereto which shall be deemed to form part of this instrument.

BY THIS DEED THE COMPANY DECLARES AND COVENANTS AS FOLLOWS:

1.    DEFINITIONS AND INTERPRETATION

1.1 In this instrument and the schedules the following words and expressions shall have the following meanings, unless the context otherwise requires:

      "BUSINESS DAY" means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

      "CONDITIONS" means the conditions of the Notes as set out in schedule 2;

      "DIRECTORS" means the board of directors for the time being of the Company;

      "INTEREST PAYMENT DATE" has the meaning given in Condition 7.1;

      "NORTH AMERICAN PERSON" means:

      (a)   any individual who is a resident or individual of the United States;

      (b) a corporation, partnership or other entity created or organised in or under the laws of the United States or any state thereof or an estate or trust the income of which is subject to United States federal income taxation regardless of its source; and

      (c) any individual, corporation, partnership, trust or other entity resident in Canada,

      provided that the term "NORTH AMERICAN PERSON" shall not include a branch or agency of a United States bank or insurance company that is operating outside the United States for valid business reasons as a locally registered branch or agency engaged in the banking and insurance business and not solely for the purpose of investing in securities not registered under the United States Securities Act of 1933, as amended;

      "NOTES" means the L7,200,000 6 per cent. Unsecured Convertible Loan Notes 2010 constituted by this instrument or, as the case may be, the principal amounts represented by them and for the time being issued and outstanding;

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      "NOTEHOLDER" means a person whose name is entered in the Register as the holder of a Note;

      "ORDINARY SHARES" means ordinary shares of 2 pence each in the capital of the Company or any other ordinary shares of the Company into which such shares may be consolidated, sub-divided or converted and "ORDINARY SHARE CAPITAL" shall be interpreted accordingly;

      "THESE PRESENTS" means this instrument and the schedules and includes any instrument supplemental to this instrument;

      "REGISTER" means the register of holders of the Notes kept by or on behalf of the Company;

      "REGISTRARS" means Neville Registrars Limited of Neville House, 18 Laurel Lane, Halesowen, West Midlands, B63 3DA or such other registrars as the Company may appoint; and

      "UNITED STATES" means the United States of America.

1.2 Subject as herein expressly defined any words and expressions defined in the Companies Acts 1985 and 1989 shall have the meanings therein ascribed to them.

1.3 References to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof from time to time in force.

1.4 Words denoting persons shall include corporations, the masculine gender shall include the feminine and the singular shall include the plural and vice versa.

1.5 References to this "INSTRUMENT" or this "DEED" include, where the context so admits, the schedules hereto.

1.6 The headings are for convenience only and shall not affect the interpretation hereof.

2.    AMOUNT OF THE NOTES

2.1 The aggregate nominal amount of the Notes constituted by this instrument is limited to L7,200,000.

2.2 The Notes will be issued in registered form in denominations of L1 in nominal amount or integral multiples thereof and shall be transferable in accordance with schedule 2.

3.    STATUS OF THE NOTES

3.1 The Notes represent a direct and unsecured obligation of the Company for the due and punctual payment of the principal and interest in respect of them and for the performance of all the obligations of the Company with respect to them.

3.2 The Notes when issued will rank pari passu equally and rateably without discrimination or preference as unsecured obligations of the Company and with all other unsecured indebtedness of the Company except to the extent provided by law.

3.3   The Notes shall be known as 6 per cent. Unsecured Convertible Loan Notes
      2010.

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4.    CERTIFICATE FOR NOTES

4.1 Each Noteholder shall be entitled to a certificate stating the nominal amount of the Notes held by him. Each certificate shall bear a denoting number, and shall (subject as provided in this clause 4.1) be executed under the seal (or any securities seal) of the Company, shall be substantially in the form set out in schedule 1 and shall have endorsed on it a summary of the material conditions set out in schedule 2. Where permitted by law, a certificate signed by one Director and the Secretary or by two Directors and expressed to be executed by the Company shall have the same effect as if executed under the seal. The Company shall not be bound to register more than four persons as the joint holders of any Note. Joint holders of Notes will be entitled to only one Note in respect of their joint holding and the Note will be delivered to that one of the joint holders who is first-named in the Register in respect of the joint holding or to such other person as the joint holders may, in writing, direct. Delivery of a certificate to one of such persons shall be sufficient delivery to all. When a Noteholder has redeemed, converted or transferred part only of his Notes the old certificate shall be cancelled and a new certificate for the balance of such Notes issued without charge.

4.2 The Directors may by resolution (either generally or in any particular case or cases) determine that the signatures required by clause 4.1 shall be affixed by means of some method or system of mechanical signature.

5.    COVENANTS BY THE COMPANY

      The Company HEREBY COVENANTS with the Noteholders and each of them to comply with the terms of the Notes and to observe and perform the conditions, which conditions shall be deemed to be incorporated in this instrument and shall be binding on the Company and the Noteholders and all persons claiming through or under them respectively.

6.    REGISTER OF NOTEHOLDERS

6.1 The Company shall cause a register to be maintained in respect of the Notes in accordance with the provisions of schedule 3.

6.2 The provisions relating to the Register set out in schedule 3 shall be deemed to be incorporated in this instrument and shall be binding on the Company and the Noteholders and on all persons claiming through or under them respectively.

7.    FOREIGN NOTEHOLDERS

      The Notes have not been and will not be registered under the United States Securities Act of 1933, as amended, nor under any of the relevant securities laws of any province or territory of Canada, Australia or Japan. Accordingly, unless an exemption under such Act or laws is applicable, the Notes may not be offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan or to or for the account or benefit of any North American person or resident of Canada, Australia or Japan.

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8.    FURTHER NOTES

      The Company shall be entitled from time to time, by resolution of the board or of a duly authorised committee thereof, to cancel any created but unissued Notes or to create further unsecured loan notes to be constituted by deed or instrument expressed to be supplemental hereto either so as to be identical in all respects and form a single series with the Notes, or to carry such rights as to interest, redemption and otherwise a the board may think fit.

9.    GOVERNING LAW

      This instrument (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this instrument or the constitution of the Notes) shall be governed by and construed in accordance with English law. The Company hereby irrevocably submits to the non-exclusive jurisdiction of the High Court of Justice in London for the purpose of hearing and determining any dispute arising out of, or in connection with, this instrument and for the purpose of enforcement of any judgment against its assets. The Company agrees that service of any claim form, notice or other document for the purpose of proceedings in such court, shall be duly served upon it if delivered or sent by post to The Heath Business and Technical Park, Runcorn, Cheshire, WA7 4QF (marked for the attention of the Company Secretary).

IN WITNESS whereof this instrument has been executed as a deed and has been delivered on the date which appears first on page 1.

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                                   SCHEDULE 1
                                  FORM OF NOTE

Certificate No.          Transfer No.         Date             Nominal Amount
                                                               L.............

                                 PROTHERICS PLC

                       (Registered in England No.02459087)

                        6 PER CENT. UNSECURED CONVERTIBLE
                                 LOAN NOTES 2010

Issue of L7,200,000 6 per cent. Unsecured Convertible Loan Notes 2003 (the "NOTES"), created and issued by PROTHERICS PLC (the "COMPANY") on 19 June 2003 pursuant to the Memorandum and Articles of Association of the Company and a resolution of the board of directors passed on 17 June 2003.

THIS IS TO CERTIFY that       of
is/are the registered holder(s) of L__ nominal of the above mentioned Notes which are constituted by an instrument made by the Company on __ 2003 (the "INSTRUMENT") and are issued with the benefit of and subject to the provisions contained in the instrument.

Interest calculated in accordance with the instrument is payable twice yearly in arrears on 30 June and 31 December in each year.

Given under the Common Seal of the Company

                           ........................
                           Director

                           ........................
                           Director/Secretary

Dated __ 2003

Notes:      (i)   Where the context so admits, words and expressions defined in the instrument shall bear the same respective meanings in the summary of conditions endorsed hereon.

            (ii) The Notes are transferable in amounts or multiples of L1. No transfer, whether of the whole or any part of the Notes comprised in this certificate,

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                  will be accepted for registration unless accompanied by this certificate and lodged with the Registrars.

            (iii) This Note has not been and will not be registered under the
                  United States Securities Act of 1933, as amended, nor under any of the relevant securities laws of any province or territory of Canada, Australia or Japan. Accordingly, unless an exemption under such Act or laws is applicable, this Note may not be offered, sold or delivered, directly or indirectly in or into the United States, Canada, Australia or Japan or to or for the account or benefit of any North American person or resident of Australia, Canada or Japan.

            (iv) The Notes are repayable and convertible in accordance with the conditions contained in the instrument.

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                                   SCHEDULE 2
                                   CONDITIONS
                           PART A - GENERAL CONDITIONS

1.    FORM AND STATUS

      The Notes constitute unsecured obligations of the Company. The instrument pursuant to which the Notes are issued does not contain any restrictions on borrowing, charging or disposal of assets by the Company or any of its subsidiaries.

2.    REPAYMENT, PURCHASE AND REDEMPTION

2.1 If not previously repaid, converted or purchased, the Notes will be repaid by the Company at par on 19 June 2010, together with interest in accordance with condition 2.4.

2.2 The Company may at any time purchase any Notes by tender (available to all holders alike) or by private treaty at any price.

2.3 The Company shall be entitled to redeem the Notes at par on not less than 30 days' prior written notice if interest payable upon the Notes is reasonably expected by the Company to fall to be treated as a distribution for corporation tax purposes.

2.4 On making any payment of principal to a Noteholder under this condition the Company shall pay to him the interest accrued thereon up to (but excluding) the date of payment but subject to any deduction or withholding required by law.

3.    EVENTS OF DEFAULT

3.1 Notwithstanding any other provisions of this instrument, each Noteholder shall be entitled to require all of the Notes held by him to be repaid at par together with accrued interest (after deduction of tax) whilst any of the following is continuing:

      (a) an order is made or an effective resolution is passed for the winding-up or dissolution of the Company (otherwise than for the purposes of an amalgamation or reconstruction or a members' voluntary winding-up); or

      (b) an encumbrancer takes possession or a trustee, receiver or an administrator or administrative receiver or similar officer is appointed of all or substantially all of the undertaking of the Company and such person has not been paid out or discharged within 30 days.

3.2 Such right shall be exercisable by the Noteholder concerned completing and signing the Notice of Repayment printed on the Note to be repaid (or by completing such other form as the Directors may approve) and lodging the same at the offices of the Registrars on behalf of the Company accompanied by such evidence (if any) as the Directors may require to prove the title of the person requiring repayment. A Notice of Repayment given to the Company in accordance with this condition shall be irrevocable. No such notice may be given in respect of any Notes in respect

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      of which notice of redemption or conversion has previously been given by the Company.

3.3 Against such delivery, the Company shall pay to the Noteholder concerned the principal amount of his Note together with interest in accordance with condition 2.5.

3.4 At any time after the Notes have become repayable under the provisions of this condition, any Noteholder may without notice institute such proceedings as he may think fit to enforce repayment of the Notes.

3.5 The Company shall notify the Noteholders forthwith of the happening of any of the events specified in condition 3.1.

4.    METHODS OF PAYMENT

      Payment of the principal monies and interest payable upon the Notes, or any part thereof, may be made by cheque, warrant or money order sent through the post at the risk of the Noteholder to the registered address of the Noteholder or, in the case of joint Noteholders, to the registered address of that one of them who is first named on the Register (or to such person and to such address as the Noteholder or joint Noteholders may in writing direct) or by a bank or other funds transfer system. Every such cheque, warrant or money order shall be made payable to the order of the person to whom it is sent (or to such person as the Noteholder or joint Noteholders may in writing direct) and payment of the cheque, warrant or money order shall be a satisfaction of the principal and interest represented thereby. If payment is made by a bank or other funds transfer, the Company shall not be responsible for amounts lost or delayed in the course of the transfer.

5.    SURRENDER OF CERTIFICATE AND PRESCRIPTION

5.1 Every Noteholder any part of whose Notes are due to be repaid under any of the provisions of these conditions shall, not later than the due date for such repayment, deliver the relevant certificates for such Notes to the Registrars on behalf of the Company or as it shall direct. Unless payment of the amount due to be repaid has already been made in accordance with condition 4 above, upon such delivery and against a receipt for the principal moneys payable in respect of the Notes to be repaid, the Company shall pay to the Noteholder the amount payable to him in respect of such repayment in accordance with condition 4.

5.2 If any Noteholder, any part of whose Notes is liable to be repaid under these conditions, shall fail or refuse to deliver up the certificate(s) for such Notes at the time and place fixed for repayment thereof or should fail or refuse to accept payment of the repayment monies payable in respect thereof, the monies payable to such Noteholder shall be set aside by the Company and paid into a separate bank account and held by the Company in trust for such Noteholder but without interest and such setting aside shall be deemed for all the purposes of these conditions to be a payment to such Noteholder and the Company shall thereby be discharged from all obligations in connection with such Notes. If the Company shall place the said monies on deposit at a bank, the Company shall not be responsible for the safe custody of such monies or for interest thereon except such interest (if any) as the said monies may earn whilst on deposit, less any expenses incurred by the Company in connection therewith. Any such amount so paid or deposited, which remains unclaimed after a period of 12 years from the making of the payment or deposit, shall revert to the Company

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      notwithstanding that in the intervening period the obligation to pay the same may have been provided for in the books, accounts and other records of the Company.

6.    CANCELLATION

      All Notes purchased or repaid by the Company or converted shall be cancelled and shall not be available for reissue.

7.    INTEREST

7.1 Until such time as the Notes are repaid, converted or purchased in accordance with these conditions, the Company will pay interest on the principal amount of each Note (subject to any requirement to deduct tax) twice yearly in arrears in equal instalments of three per cent. on 30 June and 31 December in each year ("INTEREST PAYMENT DATES") in respect of the Interest Periods (as defined below) ending on the day immediately preceding those dates, in each case only to persons who are registered as Noteholders at the close of business on the relevant record date, except that the first payment of interest in respect of any Note will be made on 31 December 2003 in respect of the period from the date of first issue of the Notes up to (but excluding) 31 December 2003. In respect of the Notes such period and each subsequent period commencing on an Interest Payment Date and ending on the date immediately preceding the next Interest Payment Date is referred to as an "INTEREST PERIOD".

7.2 Should any Interest Payment Date fall on a day which is not a business day, then for the purpose of the payment of interest and any other payments due to the Noteholder pursuant to condition 2, the Interest Payment Date shall be deemed to be the next business day immediately following such an Interest Payment Date. This provision shall not affect any Interest Period nor shall it affect the amount of interest (or any other monies) to be paid on any Interest Payment Date.

7.3 The "RECORD DATE" shall mean the thirtieth day before the relevant Interest Payment Date or, if such day is not a business day, then the next following business day and every Noteholder shall be deemed for the purposes of these presents to be the holder on such date of the Notes held by him on such preceding date, notwithstanding any intermediate transfer or transmission of any such Notes.

      Interest for any Interest Period (the "RATE OF INTEREST") shall be paid at the rate of 6 per cent. per annum.

7.4 If any Interest Period is less than six months, the amount of interest payable on a Note shall be calculated by the Company by applying the Rate of Interest to the principal amount of the Note and multiplying such sum by the actual number of days in the Interest Period concerned divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366 and by rounding up the resultant figure to the nearest penny. The determination of the Rate of Interest and the calculation of each interest amount shall, in the absence of manifest error, be final and binding.

7.5 Interest on any Notes becoming liable to repayment shall cease to accrue as from the due date for repayment or conversion of such Notes.

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7.6   Any interest which remains unclaimed after the period of six years from the date of first payment shall revert to the Company notwithstanding that in the intervening period the obligation to pay the same may have been provided for in the books, accounts and the other records of the Company.

8.    MODIFICATION

8.1 The provisions of the instrument and the rights of the Noteholders may from time to time be modified, abrogated or compromised in any respect by the Company with the written consent of the holders of 75 per cent. in nominal amount of the Notes then in issue.

8.2 The Company may amend the provisions of the instrument without such sanction or consent if, in the opinion of the financial adviser to the Company, such amendment would not be materially prejudicial to the interest of Noteholders or is of a formal, minor or technical nature or corrects a manifest error. Any opinion of the financial adviser in this regard shall be arrived at in its absolute discretion and no liability shall attach to it in respect thereof.

9.    REGISTRATION, TRANSFER AND MARKETABILITY

9.1 The Notes are transferable, subject to and in accordance with the provisions of the instrument, in amounts of L1 or integral multiples thereof.

9.2 No application has been or is intended to be made to any listing authority or to any stock exchange for any of the Notes to be listed or otherwise traded.

10.   LOST OR DESTROYED NOTES

      If a Note is defaced, lost or destroyed it may be renewed on payment of such fee as is reasonable and on such terms (if any) as to evidence and indemnity as the board may require but so that in the case of defacement the defaced Note shall be surrendered before a new Note is issued. An entry as to the issue of a new Note and indemnity (if any) shall be made in the Register.

11.   NOTICE TO NOTEHOLDERS

11.1 Any notice or other document (including certificates for Notes) may be served on a Noteholder by sending the same by post in a prepaid letter addressed to such Noteholder at his registered address in the United Kingdom or (if he has no registered address within the United Kingdom) to the address, if any, within the United Kingdom supplied by him to the Company as his address for the service of notices.

11.2 In the case of joint Noteholders a notice or document served on the Noteholder whose name stands first in the Register shall be sufficient notice to all the joint Noteholders.

11.3  Any notice or other document may be served on the person entitled to a
      Note in consequence of the death or bankruptcy of any Noteholder by sending the same by post, in a prepaid letter addressed to him by name or by the title of the representative or trustees of such Noteholder, at the address (if any) in the United Kingdom supplied for the purpose by such persons or (until such address is supplied) by giving notice in the manner in which it would have been given if the death or bankruptcy had not occurred.

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12.   NOTICES TO THE COMPANY

      Any notice, demand or other document (including certificates for Notes and transfers of Notes) may be served on the Company by sending the same by post in a prepaid letter to the registered office of the Company or to such other address in the United Kingdom as the Company may from time to time notify Noteholders.

13.   SERVICE OF NOTICES

      Any notice or document served by post shall be deemed to have been served on the day after it is posted or, if such day is not a business day, then on the next following business day and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed, stamped and posted.

14.   INSPECTION OF THE INSTRUMENT

      A copy of the instrument shall be kept at the registered office of the Company. A Noteholder may at all reasonable times during office hours inspect such copy.

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                               NOTICE OF REPAYMENT

To:   PROTHERICS PLC (the "COMPANY")

1. I/We being the registered holder(s) of the Notes represented by this certificate hereby give notice that I/we require repayment in the manner set out in paragraph 2.1/2.2(1) below of all / L__(2) of the Notes in accordance with the above conditions.

2.

2.1   I/We authorise and request you:

      (a) to make the cheque or warrant payable to the person whose name is set out below or, if none is set out, to me/us; and

      (b) to send it by post at my/our risk to the person whose name and address is set out below or, if none is set out, to the registered address of the sole or first-named holder; or

2.2   to transfer the repayment moneys to:

      Bank:                        _____________________________________________

      Address:                     _____________________________________________
      (outside the United States,
      Canada, Australia or Japan)

      Branch Code:                 _____________________________________________

      Account name:                _____________________________________________

      Account no:                  _____________________________________________

      I/We acknowledge that payment of the moneys hereby authorised shall be in full and final satisfaction of the moneys to which I/we become entitled as aforesaid.

3. I/We hereby authorise the despatch of a certificate for the balance (if any) of the Notes represented by this certificate which is not repaid by post at my/our risk to the person whose name and address is set out below or, if none is set out, to the sole or first-named holder at his/her registered address.

      Dated __ __ __

-------------------------

(1) Please delete 2.1 or 2.2 as appropriate. If neither or both is deleted, repayment will be made in accordance with paragraph 2.1.

(2) Delete or complete as appropriate. Repayment of part only is permitted in accordance with conditions 2 and 3 only and must be L100 or a multiple thereof or the total amount of Notes held. If no amount is inserted, all of such Notes will be repaid.

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      Signature(s) of Noteholder(s)(3): ________________________________________

                                        ________________________________________

      Name(4):                          ________________________________________

      Address:                          ________________________________________
      (outside the United States,
      Canada, Australia or Japan)

--------------------------

(3) In the case of joint holders ALL should sign. A body corporate should execute under its common seal or under the hand of some officer or attorney duly authorised in that behalf in which event the Note must be accompanied by the authority under which this notice is completed.

(4) Please insert in BLOCK CAPITALS the name of the person to whom you wish the cheque, warrant or money order to be made payable (if not to you) and/or the address of the person to whom you wish the cheque, warrant or money order and any balance certificate to be sent if it is different from that of the sole or first-named holder. If the space is left blank, the cheque, warrant or money order will be made payable to the sole holder or all of the joint holders and it and any balance certificate will be sent to the registered address of the first-named Noteholder.

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                   PART B - PROVISIONS RELATING TO CONVERSION

15.   PROCEDURE ON CONVERSION

15.1 Subject as provided in this condition each Noteholder shall be entitled to require the Company to allot fully paid Ordinary Shares in accordance with paragraph 15.3 of this condition at any date after 19 December 2004 or, if Enact Pharma PLC has received FDA marketing approval for Voraxaze ("VORAXAZE APPROVAL") prior to 19 December 2004, at any date after such date of approval but in any event no earlier than 19 June 2004, (such date of conversion being hereinafter called the "CONVERSION DATE") in exchange for and in satisfaction of such nominal amount of Notes held by him as he may specify in the Conversion Notice (as defined below) (being an integral multiple of (pound)1 nominal of Notes) at the rate (subject to adjustment in accordance with conditions 17, 18 and 19) such that the number of Ordinary Shares allotted and issued to the Noteholder corresponds to the nominal value of the Notes converted divided by 25 pence (such price as so adjusted from time to time being hereinafter called the "CONVERSION PRICE") provided that no Noteholder shall be entitled to allotment of a fraction of an Ordinary Share. The rights of conversion conferred by these conditions are hereinafter referred to as the "CONVERSION RIGHTS".

15.2 Such right shall be exercisable by the Noteholder concerned completing and signing the Conversion Notice printed on the Notes (the "CONVERSION NOTICE") in respect of which it is desired to exercise the Conversion Rights (or by completing such other form as the Directors may approve) and lodging the same together with such certificate, and such other evidence (if any) as the Company may reasonably require to prove the title of the person exercising the Conversion Rights, to the Registrars on behalf of the Company. A Conversion Notice shall not be withdrawn without the consent in writing of the Company.

15.3 Against such delivery, the Company will not later than 14 days after receipt by the Company of the Conversion Notice, allot and issue to the Noteholder or his nominee(s) the nominal amount of Ordinary Shares credited as fully paid to which he or such nominee(s) shall be entitled by virtue of the exercise of his Conversion Rights and such allotment and issue shall be in full satisfaction and discharge of the principal amount of the Notes so converted.

15.4 The Company shall, not later than the expiry of 14 days next following the relevant Conversion Date, send (or procure to be sent) free of charge to each Noteholder who has exercised his Conversion Rights or as otherwise directed a certificate for the Ordinary Shares arising on conversion together (if appropriate) with a certificate in respect of any balance of such Noteholder's holding of Notes in respect of which the Conversion Rights have not been exercised as aforesaid.

15.5 Notwithstanding conditions 15.3 and 15.4, if the exercise of Conversion Rights by a Noteholder or Noteholders requires the Company to issue listing particulars in respect of the Ordinary Shares to be allotted pursuant to such exercise ("LISTING PARTICULARS"), the 14 day periods in conditions 15.3 and 15.4 above shall be extended until such time as the Listing Particulars shall have been issued provided that the Company shall use all reasonable endeavours to issue the Listing Particulars as soon as possible following such exercise.

15.6 Interest on Notes converted under this condition shall cease to accrue immediately after the Interest Payment Date last preceding the relevant Conversion Date. All Ordinary Shares allotted on conversion shall be credited as fully paid and shall carry the right to participate in full in all dividends and (unless adjustments shall have been made in respect thereof pursuant to conditions 17, 18 and 19) other distributions declared, paid or made on the ordinary share capital of the Company in or in respect of the financial period of the Company in which the relevant Conversion Date falls by reference to a record date on or after such Conversion Date other than any dividends and other distributions declared, paid or made in respect of any earlier financial period of the Company and shall rank pari passu in all other respects and form one class with the Ordinary Shares in issue on the relevant Conversion Date.

16.   NOTICE OF CONVERSION RIGHTS

      The Company shall give Noteholders notice in writing (i) within 14 days of Enact Pharma PLC's receipt of Voraxaze Approval and (ii) not less than 28 nor more than 56 days prior to 19 December 2004 of their Conversion Rights then arising and stating the relevant basis (including rate) of conversion (after taking into account any appropriate adjustments pursuant to conditions 17, 18 and 19). Such notice shall also give the address of the Registrars.

17.   CAPITALISATION ISSUES

      Upon any allotment of fully paid Ordinary Shares pursuant to a capitalisation of profits or reserves (including share premium account and capital redemption reserve) to any holders of Ordinary Shares on the register on a record date being a date on which any Notes remain capable of being converted, the Conversion Price in respect of Notes converted on any Conversion Date following such record date shall be reduced in due proportion (as certified by the auditors of the Company acting as experts and not as arbitrators and whose certificate shall, save for any manifest error, be conclusive and binding on all concerned). No adjustment shall be made in the Conversion Price by reason only of the issue by the Company to a holder of Ordinary Shares in lieu, in whole or in part, of any cash dividend of fully paid Ordinary Shares by way of capitalisation of an amount standing to the credit of the profit and loss account or other reserves.

18.   ADJUSTMENT OF CONVERSION PRICE

      The Conversion Price shall from time to time be adjusted in accordance with the provisions of this condition.

18.1 If there shall be an alteration in the nominal value of the Ordinary Shares as a result of a consolidation or sub-division, the Conversion Price in force immediately prior to such alteration shall be adjusted by multiplying it by a fraction of which the numerator shall be the nominal value of one Ordinary Share immediately after such alteration and the denominator shall be the nominal value of one Ordinary Share immediately before such alteration. Such adjustment shall become effective immediately after the alteration takes effect.

18.2 If the Company (after consultation with the Noteholders) or the Noteholders (after consultation with the Company) considers that an adjustment should be made to the Conversion Price as a result of one or more events or circumstances not referred to above in conditions 17, 18.1 or 19, the Company shall, at its own expense and acting reasonably, request the auditors of the Company acting in conjunction with a merchant bank in the City of London of international repute, selected by the Company, acting as experts, to determine as soon as practicable what adjustment (if any) to the Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination.

18.3 Where the circumstances giving rise to any adjustment pursuant to conditions 17, 18 or 19 have already resulted or will result in an adjustment to the Conversion Price or where the circumstances giving rise to any adjustment arise by virtue of any other circumstances which have already given or will give rise to an adjustment to the Conversion Price, such modification shall be made to the operation of the adjustment provisions as may be advised by the auditors of the Company to be in their opinion appropriate to give the intended result and provided further that, for the avoidance of doubt, the issue of Ordinary Shares pursuant to the exercise of Conversion Rights shall not result in an adjustment of the Conversion Price.

19.   OFFERS AND INVITATIONS

19.1 If, whilst any Notes remain capable of being converted, the Company shall make any offer of Ordinary Shares by way of rights to holders of Ordinary Shares, the Company shall (if the board so elects) at the same time make an offer by way of rights to each Noteholder of the same nominal amount of ordinary share capital and on the same terms as he would have been entitled to subscribe had his Conversion Rights been exercisable and exercised in full immediately prior to the record date for such offer by way of rights at the Conversion Price then applicable. In the event of the board failing so to elect, the Conversion Price shall be adjusted on such basis as the auditors of the Company (acting as experts and not as arbitrators and whose certificate shall, save for any manifest error, be conclusive and binding on all concerned) shall certify.

19.2 If, whilst any of the Notes remain capable of being converted, any offer is made to all (or, as nearly as practicable, all) the holders of the ordinary share capital of the Company (or to all, or as nearly as practicable all, such holders other than the offeror and/or any company controlled by the offeror and/or persons associated or acting in concert with the offeror) to acquire the whole or any part of the ordinary share capital of the Company (the "ORDINARY OFFER") the Company shall give notice of that fact in writing to all Noteholders within seven days of its becoming aware of the same and shall use all reasonable endeavours to procure that there is forthwith made available for acceptance by Noteholders an offer, proposal, scheme or other arrangement which is on no less favourable terms than that which the Noteholders would have received had they, being so entitled, exercised their Conversion Rights in full and accepted the Ordinary Offer in respect of the ordinary share capital of the Company arising on such conversion. If, notwithstanding all reasonable endeavours as aforesaid, the Company shall fail to procure that such an offer, proposal, scheme or other arrangement is made available for acceptance as aforesaid within 30 days after the date of such notice, then the Company shall forthwith thereafter give further notice in writing of that fact to Noteholders and, in reasonable detail, of the rights hereinafter referred to arising under this condition as a result thereof and each Noteholder may, within a period of a further 30 days after the date of such further notice, give notice in writing to the Company exercising his Conversion Rights (such exercise to be effective on the last day of the said period of 30 days, which day shall be deemed to be a Conversion Date) in respect of the whole of his Notes at the Conversion Price applicable on the Conversion Date.

19.3 The publication of a scheme of arrangement under the Companies Act 1985 providing for the acquisition by any person of the whole or any part of the ordinary share capital of the Company shall be deemed for the purposes of this condition 19 to be the making of an offer.

20.   DEMERGERS

      So long as any of the Notes remain capable of being converted, and except in pursuance of a compromise or arrangement approved in accordance with condition 23.5 below, the Company will give prior written notice to Noteholders of any arrangement pursuant to which the Company is to make a distribution of the kind described in section 213 of the Income and Corporation Taxes Act 1988, such notice to be given prior to such arrangement taking effect and not less than 45 days prior to the proposed record date in respect of the entitlement of holders of Ordinary Shares to receive the relevant distribution and/or shares to be issued and, within a period of 30 days after the date of such notice, each Noteholder may give notice in writing to the Company or as it may direct exercising his Conversion Rights (such exercise to be effective on the last day of the said period of 30 days, which day shall be deemed to be a Conversion Date) in respect of the whole of his Notes at the Conversion Price applicable on the Conversion Date.

21.   LIQUIDATION

      If, whilst any Notes remain capable of being converted, the Company commences liquidation, whether voluntary or compulsory, the Company shall forthwith give (or procure to be given) notice in writing to Noteholders of such liquidation and, in reasonable detail, of the rights of Noteholders hereunder as a result thereof. Thereupon, each Noteholder shall in respect of the whole or any part of his Notes be entitled within 30 days after the date of such notice to elect by notice in writing to the Company to be treated as if a Conversion Date had occurred on the day immediately preceding the date of such commencement and his Conversion Rights had been exercisable and exercised as at that date at the Conversion Price then applicable (such notice to be effective to be given by completing and signing the Conversion Notice printed on the Notes in respect of which it is desired so to elect and delivering such certificate to the Registrars on behalf of the Company within such period of 30 days). Any Noteholder so electing shall, subject as hereafter in this condition 21 provided, be entitled, in lieu of the payments which would otherwise be due in respect of his Notes, to participate in the assets available in the liquidation pari passu with the holders of Ordinary Shares as if he were the holder of the Ordinary Shares (including any fractional entitlement) to which he would have become entitled by virtue of such conversion. Notwithstanding the foregoing, a Noteholder making such election shall be entitled to receive and retain any payment in respect of the Notes in relation to which he shall have made such election which shall have become due prior to such immediately preceding day as though he had not made such election. For the purpose of determining the assets in which any Noteholder making an election as aforesaid shall be entitled to participate, the provisions of condition 15.6 shall apply as if such preceding day were a Conversion Date. No interest on such Notes shall be payable in respect of any period after the interest payment date immediately preceding the date of commencement of such liquidation. Subject to this condition 21, Conversion Rights shall lapse in the event of liquidation of the Company.

22.   COMPULSORY CONVERSION

      If (i), at any time, the principal amount of all Notes outstanding shall be equal to 20 per cent. or less of the total nominal amount of Notes issued pursuant to this instrument, or (ii) the middle market quotation of an Ordinary Share at the close of business for each day of a consecutive five business day period after 19 June 2006 is greater than or equal to
      32.5 pence (the fifth day of which being "CRITICAL PRICE DATE"), the Company shall be entitled by not less than 30 days' notice in writing to Noteholders (a "COMPULSORY CONVERSION NOTICE") (but in the case of a notice given pursuant to (ii) above, given on the business day next following the Critical Price Date) to convert, on the expiry date of such Compulsory Conversion Notice, the whole (but not part only) of the Notes into ordinary share capital of the Company at the Conversion Price applicable on such expiry date and in the event of such notice being given as aforesaid the holding of such Notes of each Noteholder shall, subject as hereafter in this condition 22 provided, be automatically converted at such rate on such expiry date. For the purposes of this condition 22 such expiry date shall be deemed to be a Conversion Date and the provisions of these conditions shall apply to any conversion hereunder accordingly except that interest on the Notes shall continue to run up until and including the date of the Compulsory Conversion Notice.

23.   RESTRICTIONS

      So long as any Notes remain capable of being converted then, except with such sanction or consent as is required under these conditions for any modification, abrogation or compromise of the rights of Noteholders the Company undertakes (so far as it is lawfully able) to each of the Noteholders that:

23.1 the Company shall not do any act or thing resulting in an adjustment to the Conversion Price if, in consequence on conversion of any Notes, Ordinary Shares would fall to be issued at a discount to their nominal value;

23.2 the Company shall keep available and authorised for issue sufficient Ordinary Shares to satisfy in full all rights for the time being outstanding of conversion into its Ordinary Shares pursuant to these conditions;

23.3 the Company shall not capitalise any profits or reserves except by way of a capitalisation issue made only to ordinary shareholders in the form of fully paid Ordinary Shares provided that, if there shall be outstanding any equity share capital of a class other than Ordinary Shares, the Company may in addition make a capitalisation issue to holders of shares of that class in the form of fully paid shares of that class and/or fully paid Ordinary Shares;

23.4 the Company shall not (except in accordance with paragraph 23.5 below or as authorised by section 146(2) or section 159 of the Companies Act 1985 in respect of redeemable shares or of shares purchased by it with the consent or sanction of Noteholders as hereinafter mentioned) reduce its share capital or any uncalled or unpaid liability in respect thereof or (except as authorised by sections 130(2), 160(2) and 170(4) of the Companies Act 1985) any share premium account or capital redemption reserve or purchase its own shares;

23.5 the Company will procure that no compromise or arrangement within the meaning of section 425 of the Companies Act 1985 affecting the Ordinary Shares shall become effective unless the Noteholders shall be parties to the compromise or arrangement and unless the compromise or arrangement shall be approved by the Noteholders in the manner prescribed by the said section provided that this paragraph shall not apply to a compromise or arrangement to which condition 20 applies.

24.   ACCOUNTS AND OTHER DOCUMENTS

24.1 A copy of every balance sheet and profit and loss account and report and other documents required by law to be annexed thereto together with a copy of the auditors' report shall be sent by the Company to every Noteholder at the time of issue thereof to the members of the Company.

24.2 A copy of every notice, circular or other document sent out by the Company generally to the holders of its Ordinary Shares shall be sent to every Noteholder at the same time provided that any Noteholder whose address on the register is not within the United Kingdom shall not be entitled to receive notice of any meeting unless he shall have given to the Company an address within the United Kingdom to which such notice shall be sent.

                              NOTICE OF CONVERSION

To:   PROTHERICS PLC (the "COMPANY")

1. I/We, being the registered holder(s) of the Notes represented by this certificate, hereby give notice of my/our desire to convert into fully paid Ordinary Shares the whole / L_ only(1) of such Notes in accordance with the conditions applicable thereto.

2. I/We agree to accept all of the fully paid Ordinary Shares of the Company to be issued to me/us pursuant hereto subject to the Memorandum and Articles of Association of the Company. I/We desire all such Ordinary Shares to be registered in my/our name(s) and hereby authorise the entry of my/our name(s) in the Register of Members in respect thereof and the despatch of a certificate therefor by post at my/our risk to the person whose name and address is set out below or, if none is set out, to the registered address of the sole or first named holder.

3. I/We hereby authorise the despatch of a certificate for the balance (if any) of the Notes represented by this certificate which are not converted by post at my/our risk to the person whose name and address is set out below or, if none is set out, to the sole or first named holder at his/her registered address.

      Dated __

      Signature(s) of Noteholder(s)(2): __________________________________

                                        __________________________________

      Name(3):                          __________________________________

      Address:                          __________________________________
      (outside the United States,
      Canada, Australia)

------------

(1) Delete or complete as appropriate. Conversion of part only is permitted in accordance with condition 15 contained in the instrument and must be L
      1.00 or a multiple thereof. If no amount is inserted, all of such Notes will be converted.

(2) In the case of joint holders ALL should sign. A body corporate should execute under its common seal or under the hand of some officer or attorney duly authorised in that behalf in which event the Note must be accompanied by the authority under which this notice is completed.

(3) Please insert in BLOCK CAPITALS the name and/or the address of the person to whom you wish the Ordinary Share certificate and any balance certificate for Notes to be sent if it is different from that of the sole or first-named Noteholder.

                                   SCHEDULE 3
                          PROVISIONS AS TO THE REGISTER

1.    REGISTER OF NOTES

1.1 The Company shall cause a register to be maintained at the offices of the Registrars on behalf of the Company showing the amount of the Notes for the time being issued, the date of issue and the amount of Notes for the time being outstanding, the names and addresses of the Noteholders, the nominal amounts of the Notes held by them respectively and all transfers or changes of ownership of the Notes.

1.2 Any change of name or address on the part of any holder of Notes shall forthwith be notified by the holder to the Company and the Company shall alter the Register accordingly.

2.    RECOGNITION OF NOTEHOLDER AS ABSOLUTE OWNER

2.1 Except as required by law, the Company will recognise the registered holder of any Notes as the absolute owner thereof and shall not (except as ordered by a court of competent jurisdiction) be bound to take notice or see to the execution of any trust, whether express, implied or constructive, to which any Notes may be subject and the Company may accept the receipt of the registered holder for the time being of any Notes, or in the case of joint registered holders the receipt of any of them, for the principal moneys payable in respect thereof or for the interest from time to time accruing due in respect thereof or for any other moneys payable in respect thereof as a good discharge to the Company notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in such Notes, interest or moneys.

2.2 If a warrant in payment of any amounts due to the registered holders of any Notes, made payable and despatched in accordance with the conditions, is encashed such encashment shall be deemed to be a good discharge to the Company notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in such moneys.

2.3 No notice of any trust, express, implied or constructive, shall (except as by statute provided or as required by order of a court of competent jurisdiction) be entered in the Register in respect of any Notes.

3.    EXCLUSION OF EQUITIES

      The Company will recognise every holder of Notes as entitled to his Notes free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Notes.

4.    TRANSFERABILITY OF NOTES

4.1 Every holder of Notes will be entitled (subject as hereinafter provided) to transfer the same or any part (being an amount or integral multiple of (pound)1) by an instrument in writing in the usual or common form or such other form as the Company may accept. There shall not be included in any instrument of transfer any notes other than the Notes constituted by the instrument.

4.2 Every instrument of transfer must be signed by the transferor or where the transferor is a corporation given under its common seal or signed on its behalf by a duly authorised officer or agent and the transferor shall remain the owner of the Notes to be transferred until the name of the transferee is entered in the Register in respect thereof.

4.3 Every instrument of transfer must be lodged for registration at the place where the Register shall for the time being be kept accompanied by the certificate for the Notes all or part of the nominal amount of which is to be transferred and such other evidence as the Directors or other officers of the Company authorised to deal with transfers may require to prove the title of the transferor or his right to transfer the Notes and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person signing the same.

4.4 No transfer shall be registered of Notes in respect of which a notice requiring repayment has been given.

4.5 All instruments of transfer which shall be registered may be retained by the Company.

5.    NO FEE FOR REGISTRATION OF TRANSFERS

      No fee shall be charged for the registration of any transfer or for the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any Notes.

6.    DEATH OR BANKRUPTCY OF NOTEHOLDERS

6.1 The executors or administrators of a deceased Noteholder (not being one of several joint holders) shall be the only persons recognised by the Company as having any title to or interest in such Note.

6.2 In the case of the death of any of the joint holders of a Note the survivors or survivor will be the only persons or person recognised by the Company as having any title to or interest in such Note.

6.3 Any person becoming entitled to Notes in consequence of the death or bankruptcy of any Noteholder or of any other event giving rise to the transmission of such Notes by operation of law may, upon producing such evidence that he sustains the character in respect of which he proposes to act under this paragraph or of his title as the Directors shall think sufficient, be registered himself as the holder of the Note or subject to the preceding paragraphs may transfer the Note.

7.    RECEIPT OF JOINT HOLDERS

      If several persons are entered in the register as joint registered holders of any Notes then, without prejudice to paragraph 2 above, the receipt of any one of such persons for any interest or principal or other moneys payable in respect of such Notes shall be as effective a discharge to the Company as if the person signing such receipt were the sole registered holder of such Notes.

8.    THE REGISTER

8.1 A Noteholder and any person authorised by him may at all reasonable times during office hours inspect the Register and upon payment of a reasonable charge take copies of, or extracts from, the Register or any part of it.

8.2 The Register may be closed by the Company for such periods and at such times (not exceeding 30 business days in any one year) as it may think fit and during such period the Company shall be under no obligation to register transfers of the Notes.

9.    REPLACEMENT OF CERTIFICATES

      If the certificate for any Notes is lost, defaced or destroyed, it may be renewed, on such terms (if any) as to evidence and indemnity as the Directors may require, but so that in the case of defacement the defaced certificate shall be surrendered before the new certificate is issued.

10.   RISK TO NOTEHOLDERS

      All certificates, other documents and remittances sent through the post shall be sent at the risk of the Noteholders entitled thereto.

Executed as a deed by PROTHERICS PLC acting by )
two directors:                                 )
                                               )
                                               )

                                      Director

                            Director/Secretary